Exhibit (l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; LEGAL COUNSEL” in the Prospectus and under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; LEGAL COUNSEL” in the Statement of Additional Information included in Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of FlowStone Opportunity Fund (File Nos. 333-281060 and 811-23352). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

May 29, 2026